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                                                                 EXHIBIT 10.32.1


                          KLEIN INVESTMENT GROUP, L.P.
                     11100 Santa Monica Boulevard, Suite 970
                          Los Angeles, California 90025
                 Telephone: (310) 444-5600 - Fax (310) 444-5601

January 7, 1996(sp7)

Elwood G. Norris
Chief Executive Officer
Norris Communications, Inc.
12725 Stowe Drive
Poway, CA 92064

Dear Woody:

This letter is to confirm our agreement made today.

(1) Notwithstanding Section 3 of our August 23, 1996 consulting agreement (the "Agreement"), Klein Investment Group, LP ("KIG") hereby agrees to defer payment of its $10,000 per month consulting fee, beginning as of the payment which was due December 23, 1996 (covering services from November 23 to December 23). This deferral shall continue until the earlier of January 1, 1999 or until paying some or all of the deferred payments would not jeopardize the ability of Norris Communications, Inc. ("Norris") to meet its near term obligations. Should Norris file for bankruptcy, (or become the subject of an involuntary filing), all unpaid consulting fees shall become immediately due and payable, and no new deferrals shall be required of KIG.

(2) In exchange for the above, Norris hereby resets the Exercise Price for KIG's warrants to purchase Norris common stock, for both the warrant to purchase 401,924 shares issued on August 7, 1996 in connection with the 1996 Regulation D offering, and the warrant to purchase 400,000 shares granted in Section 3(a) of the Agreement, in each case to $0.469 per share (today's actual closing price).

(3) All other terms of the Agreement and the warrants shall remain unchanged.

Sincerely,

/s/ WILLIAM S. ELKUS
William S. Elkus,
Managing Director

Agreed on behalf of Norris Communications, Inc.


/s/ ELWOOD G. NORRIS
Elwood G. Norris,
Chief Executive Officer

/s/ ALFRED H. FALK
Alfred H. Falk,
President





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